EXHIBIT 99.1

Laredo Oil Enters Into Agreements with Subsidiary of Alleghany Corporation to Seek Recovery of Stranded Oil

Austin, Texas, June 14, 2011 – Laredo Oil, Inc. (“Laredo Oil”) (OTCBB: LRDC), announced today that it entered into several agreements with Stranded Oil Resources Corporation (“SORC”), an indirect, wholly owned subsidiary of Alleghany Corporation (“Alleghany”), to seek recovery of stranded crude oil from mature, declining oil fields by using the Enhanced Oil Recovery (“EOR”) method known as Underground Gravity Drainage (“UGD”).

The agreements stipulate that Laredo Oil and Mark See, Laredo Chairman and CEO, will provide management and expertise through exclusive, perpetual license agreements and a management services agreement (the “MSA”) with SORC.  As consideration for the licenses to SORC, Laredo Oil will receive an interest in SORC net profits as defined in the agreement (the “Royalty”) which will range from 17.25% to 19.99%.  Laredo agreed that a portion of the Royalty equal to at least 2.25% of the net profits shall be used to fund a long term incentive plan for the benefit of Laredo employees, as determined by Laredo Oil’s Board of Directors. Additionally, in the event of a SORC IPO or other defined corporate event, Laredo will receive a minimum of 17.25%, but not more than 19.99%, of the SORC common equity or proceeds emanating from the event in exchange for termination of the Royalty.   Under certain circumstances regarding termination of exclusivity and license terminations, the Royalty could be reduced to 7.25%.

It is expected that SORC will be funded solely by Alleghany Capital Corporation, a wholly-owned subsidiary of Alleghany (“Alleghany Capital”), in exchange for issuance by SORC of 12% Cumulative Preferred Stock and common stock.  Prior to Laredo Oil receiving any cash distributions from SORC, all accrued dividends must be paid and preferred shares redeemed.  The initial funding commitment, subject to various conditions including certain milestones, is $16 million which can be increased by the SORC Board of Directors.

Mr Mark See will act as the CEO of SORC pursuant to the MSA; he and other members of management will spend substantially all of their time and effort in fulfilling the terms of the MSA whereby they use their best efforts to evaluate, acquire, develop and recover crude oil from fields conducive to the UGD oil recovery method.  Alleghany Capital will provide SORC all capital necessary to support field acquisition, testing, UGD field development and production.  The terms of the MSA stipulate that Laredo will provide the services of key employees, including Mark See, in exchange for monthly and quarterly service fees.

“This transaction with Alleghany is the next milestone in our overall strategy and is indicative of the potential of our Underground Gravity Drainage™ business model.  It will provide us with the funding necessary to immediately acquire and fully develop targeted oil reservoirs using the UGD recovery method,” says Mark See, Chairman and CEO of Laredo Oil.

ABOUT LAREDO OIL INC.
Laredo Oil, Inc. (www.laredo-oil.com) is an exploration and production company specializing in Enhanced Oil Recovery techniques targeting mature and declining oil fields.  Laredo Oil plans to use its unique UGD™ model to profitably recover stranded oil reserves previously thought to be incapable of economic recovery.  Our common stock is listed on the OTC Bulletin Board under the symbol, “LRDC”.

This press release and the statements made by Laredo Oil, Inc. in this press release may be forward-looking in nature and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements describe the Company’s future plans, projections, strategies and expectations, and may be identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates” or words of similar meaning.  These forward-looking statements are based on assumptions and involve a number of risks, uncertainties, situations and other factors that may cause our or our industry’s actual results, level of activity, performance or achievements to be materially different from any future results, level of activity, performance or achievements expressed or implied by these statements.  These factors include changes in interest rates, market competition, changes in the local and national economies, and various other factors detailed from time to time in Laredo Oil, Inc. SEC reports and filings, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events.

Contact:
Bradley E. Sparks
Chief Financial Officer
Laredo Oil, Inc.
(512) 961-3801
info@laredo-oil.com